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                                   EXHIBIT 99

NEWS RELEASE                                For further information
FOR IMMEDIATE RELEASE                       Media Contact:    Martin H. Arnold
                                                              203-964-4621
                                            Investor Contact: John A. Doumlele
                                                              203-964-4486


               RAYONIER CLARIFIES IMPACT OF SOUTHEAST FOREST FIRES


         Stamford, CT, September 23, 1998 - Rayonier said today that it has refined estimates of certain non-recurring items including the financial impact of damaged timber resulting from Southeast U.S. forest fires in mid-summer. The estimates of fire damages were first noted in the company's second quarter earnings announcement July 20.

         The company said it will take a charge of approximately 5 cents per share in the third quarter to reflect the loss of pre-merchantable timber. In addition, the sale of fire-damaged timber at salvage prices, netted against lower wood costs to company manufacturing facilities, will reduce earnings by approximately 10 cents per share.

         For the fourth quarter, earnings are expected to be reduced by approximately 5 cents per share due to salvage timber sales. However, this will be mostly offset by an anticipated gain of 4 to 5 cents per share, based on preliminary estimates, from insurance recoveries related to a fire at the company's sawmill facility at Plummer, Idaho.

         Rayonier Senior Vice President and Chief Financial Officer Gerald Pollack said the company is disclosing the effect of the fires at this time to clarify their impact on upcoming quarterly results. "The company is comfortable with the FirstCall consensus earnings estimate, as of September 22, for the third quarter of 57 cents per share, excluding the non-recurring items listed above," Pollack stated.

         All of the statements in this release represent good faith estimates and accordingly should be considered forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Changes in the following factors may cause actual results to differ materially from these estimates: changes in the estimates of fire damage

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and the rate of harvesting by third parties; additional fires and other adverse weather conditions in the company's operating areas; final results of negotiations with the company's insurance carrier; and other items listed in the company's second quarter earnings announcement and Form 10-Q.

         Rayonier is a global supplier of specialty pulps, timber and wood products. The company has 1.5 million acres of timber in the U.S. and New Zealand. About half of Rayonier's sales are to international customers in 70 countries. Visit the company's Web site at www.rayonier.com. Complimentary copies of Rayonier press releases and other financial documents are available by mail or fax by calling 1-800-RYN-7611.

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